FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO, PBI	(508) 230-1828 (T)
Jeffrey N. Peterson, Chairman, PBI	(650) 812-8121 (T)
Redwood Investment Group	(714) 978-4425 (T)

Pressure BioSciences Eliminates All Remaining Variable Rate

(Floorless) Convertible Notes

Company Closes Additional $730,000 of $5 Million PIPE;

Funding Received to Date Reaches $4,755,000

South Easton, MA, December 15, 2015 – Pressure BioSciences, Inc. (OTCQB: PBIO) (“PBI” and the “Company”), a leader in the development and sale of broadly enabling, pressure cycling technology (“PCT”)-based sample preparation solutions to the worldwide life sciences industry, today announced it has eliminated 100% of the Company’s variable rate (floorless) convertible debt following the receipt of $730,000 in gross proceeds from the fourth closing of its $5 million Private Placement (the “Offering”). This closing increased the total amount raised in the Offering to $4,755,000. One or more additional closings are expected in the near future.

Pursuant to the Subscription Agreement, the Company will issue to the investors, senior secured convertible debentures with a fixed conversion price of $0.28 per restricted common share, and common stock purchase warrants exercisable into a total of 1,303,571 shares of restricted common stock at an exercise price of $0.40 per share. The Company is under no obligation to file a registration statement to register the shares underlying the Debentures and Warrants. The Company netted $657,000 in cash from the fourth closing after taking into account fees related to the Offering.

Mr. Richard T. Schumacher, President and CEO of PBI, commented: “With the funds raised to date, we have successfully completed the number one goal of the Offering: the elimination of 100% of the Company’s variable rate (floorless) convertible debt. Since the initial close of the Offering in July 2015, we have paid off approximately $2.7 million of variable rate loans. Although we have never allowed any of this debt to convert under the terms of the loans, I am certain it is very comforting to all stakeholders in PBI to know that all of these loans are now completely paid off.”

Mr. Schumacher continued: “Funds received in the Offering have also been used for important and timely operating activities. Specifically, we have begun to expand our marketing and sales areas while concomitantly increasing our manufacturing and other operating capabilities.”

This press release is not an offer to sell or a solicitation of offers to participate in the Offering. The units, including the shares underlying the Debentures and Warrants, have not been registered under the Securities Act and may not be sold in the United States absent registration under the Securities Act or an applicable exemption from registration.

For more information on the Offering, please see the Form 8-K filed by the Company on July 28, 2015.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (“PBI”) (OTCQB: PBIO) develops, markets, and sells proprietary laboratory instrumentation and associated consumables to the estimated $6 billion life sciences sample preparation market. Our products are based on the unique properties of both constant (i.e., static) and alternating (i.e., pressure cycling technology, or PCT) hydrostatic pressure. PCT is a patented enabling technology platform that uses alternating cycles of hydrostatic pressure between ambient and ultra-high levels to safely and reproducibly control bio-molecular interactions. To date, we have installed over 250 PCT systems in approximately 160 sites worldwide. There are over 100 publications citing the advantages of the PCT platform over competitive methods, many from key opinion leaders. Our primary application development and sales efforts are in the biomarker discovery and forensics areas. Customers also use our products in other areas, such as drug discovery & design, bio-therapeutics characterization, soil & plant biology, vaccine development, histology, and forensic applications.

Forward Looking Statements

Statements contained in this press release regarding PBI’s intentions, hopes, beliefs, expectations, or predictions of the future are “forward-looking’’ statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

For more information about PBI and this press release, please click on the following website link:

http://www.pressurebiosciences.com

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